UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Arrangements of Certain Officers

(e) On February 14, 2008, the Compensation Committee of the Board of Directors of Pegasystems Inc. (the “Company”) approved the 2008 Section 16 Officers Corporate Incentive Compensation Plan (the “Incentive Plan”) and the 2008 base salaries and target bonus payments for the Company’s executive officers (the “Executive Officers”). Aggregate 2008 target bonus payments for Executive Officers is $696,750 (the “Aggregate Target Bonus Amount”).

The Incentive Plan covers the period from January 1, 2008 through December 31, 2008 (the “Incentive Period”). The Incentive Plan is designed to establish a pool of funds to be available for making bonus payments to the Executive Officers if the Company achieves certain performance goals during the Incentive Period. For purposes of the Incentive Plan, these goals are divided into two categories. The first category is comprised of the corporate financial goals related to revenue, bookings and profitability approved by the Board of Directors in connection with establishing the Company’s 2008 annual budget. The second category is comprised of the qualitative strategic goals approved by the Board of Directors as part of the Company’s 2008 annual strategic planning. Together, these two categories make up a single performance goal under the Incentive Plan (the “Corporate Performance Target”), with the financial goals being weighted 70% toward achievement of the Corporate Performance Target and the strategic goals being weighted 30% toward achievement of the Corporate Performance Target. The percentage achievement of the Corporate Performance Target (the “Funding Percentage”) determines the extent to which the Incentive Plan is funded. The Incentive Plan will be funded with an amount equal to the Aggregate Target Bonus Amount multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Incentive Plan will not be funded at all. If the Corporate Performance Target is exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Incentive Plan is deemed equal to 100% plus two times the percentage amount of such excess (but in no event more than 200%).

Each Executive Officer is entitled to a bonus amount equal to 50% of his or her target bonus multiplied by the Funding Percentage (the “Corporate Bonus Amount”), plus an additional bonus amount of up to the Corporate Bonus Amount based upon his or her level of contribution to the Company’s strategic goals, as determined by the Company’s Chief Executive Officer in his discretion.

For 2008, the Company will permit each Executive Officer to elect to receive a portion of his or her 2008 bonus equal to 50% of his or her target bonus payment in the form of restricted stock units (“RSUs”) instead of in cash. For this purpose, RSUs will be valued at their fair value on the grant date. If elected, the equity grant will occur during the open trading period following the public release of the Company’s 2007 financial results and will vest 100% on the Incentive Plan payout date in 2009 for all participants. Vesting is conditioned upon threshold funding of the Incentive Plan and, with respect to each Executive Officer, on his or her continued active employment with the Company. If these conditions are not met, the equity grant cannot be exercised by the Executive Officer and will expire.

The foregoing summary description of the Incentive Plan is qualified in its entirety by reference to Exhibit 99.1 to this Current Report on Form 8-K. The 2008 base salaries and target bonus payments for the Executive Officers are attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure

On February 14, 2008, the Company issued a press release announcing an expansion of its current share repurchase program (the “Current Repurchase Program”). Under this expansion, an additional $15 million in repurchases of the Company’s common stock has been approved, over and above the initial $10 million authorization, and the expiration date of the Current Repurchase Program has been extended from June 30, 2008 to December 31, 2008. This expansion will become effective on the second trading day following the release of the Company’s financial results for the fourth quarter and full year 2007.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act (the “10b5-1 Plan”). The 10b5-1 Plan commenced on July 1, 2007 and has been extended to expire on December 31, 2008, subject to conditions specified in the plan agreement. Shares that are repurchased under the 10b5-1 Plan will be repurchased under the Current Repurchase Program.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the quarterly periods ending between December 31, 2007 and December 31, 2008.

Item 9.01. Financial Statements and Exhibits

99.1	2008 Section 16 Officers Corporate Incentive Compensation Plan
99.2	2008 Section 16 Officers Base Salaries and Target Bonus Payments
99.3	Press Release issued by Pegasystems Inc. on February 14, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: February 21, 2008

By:  /s/  Shawn Hoyt

Shawn Hoyt

General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	2008 Section 16 Officers Corporate Incentive Compensation Plan

EX-99.2	2008 Section 16 Officers Base Salaries and Target Bonus Payments

EX-99.3	Press Release issued by Pegasystems Inc. on February 14, 2008